UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 15, 2011
Date of Report (date of earliest event reported)
Copart, Inc.
(Exact name of Registrant as specified in its charter)
California	000-23255	94-2867490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
4665 Business Center Drive Fairfield, California 94534
(Address of principal executive offices)
(707) 639-5000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2011 our Audit and Compensation Committees authorized the Company to purchase up to 90,000 shares of our common stock from Thomas Wylie, our Senior Vice President of Human Resources.  The price per share paid by the Company to Mr. Wylie shall equal the closing sales price of our common stock on the NASDAQ Stock Market on the date that Mr. Wylie provides written notice to the Company of his intention to sell the shares.  The written notice shall be delivered to the Company on a day that the NASDAQ Stock Market is open for trading through July 15, 2011 and shall specify the number of shares to be sold by Mr. Wylie.  Any notice of sale delivered by Mr. Wylie after 5 p.m. PT shall be treated as if received the following trading day.

Additionally, on June 15, 2011, our Audit Committee and Compensation Committee authorized the Company to purchase 10,620 shares of our common stock from the WJ Foundation (WJF), an entity controlled by our Chairman of the Board, Willis J. Johnson.  The price per share paid by the Company to WJF shall equal the closing sales price of our common stock on the NASDAQ Stock Market on the date that WJF provides written notice to the Company of its intention to sell the shares.  The written notice shall be delivered to the Company on a day that the NASDAQ Stock Market is open for trading through July 15, 2011.  Any notice of sale delivered by WJF after 5 p.m. PT shall be treated as if received the following trading day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2011

COPART, INC.

By:

/s/ Paul A. Styer

Paul A. Styer

Senior Vice President, General Counsel

and Secretary